Exhibit 99.1

Ethan Allen Declares Cash Dividend and Comments on Financial Results

DANBURY, Conn.--(BUSINESS WIRE)--July 20, 2010--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today declared a regular quarterly cash dividend of $0.05 per share which will be payable to shareholders of record as of October 11, 2010 and paid on October 25, 2010.

Farooq Kathwari, Chairman and CEO commented, “In the fiscal year ended June 30, 2010 our primary focus has been to make major structural changes to improve our operations and marketing capabilities for future growth and profitability. Our focus was also to maintain strong liquidity. Our total cash and investments at June 30, 2010 amounted to $102 million as compared to $53 million on June 30, 2009. We are pleased to continue our cash dividend to our shareholders. In addition we acquired $5.4 million worth of our stock in late June and July.”

Mr. Kathwari continued, “While we plan to announce our earnings on August 5th, we are pleased to report net sales for the quarter ended June 30, 2010 were approximately $163 million, an increase of 18% from the same quarter last year. We expect our diluted earnings per share for our fourth fiscal quarter to be in the range of $0.30 to $0.32 compared to a loss per share of $0.23 in the previous year quarter, excluding restructuring, impairment, and related transition costs in both periods. The current quarter includes one-time benefits of approximately $0.16 per diluted share which if excluded would result in approximately $0.14 to $0.16 in earnings per diluted share. Not included in the results noted above, is the expected impact from a non-cash charge of approximately $36 million for a tax valuation reserve against the Company’s deferred tax assets.”

Mr. Kathwari further stated, “Our written business (booked orders) of our retail division increased 23% compared to the prior year fourth quarter, continuing the strong trends that we have experienced in the last six months. While we are gratified with the results we remain cautious as there are still many uncertainties in the economic environment. We will discuss our initiatives in greater detail during our investor conference call on August 5 at 11:00 am EDT.”

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 280 design centers in the United States and abroad. Ethan Allen owns and operates six manufacturing facilities in the United States, which includes one sawmill, and one manufacturing facility in Mexico, and manufactures approximately seventy percent of its products in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investors / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer